Exhibit 12.02

CITIGROUP INC.

CALCULATION OF RATIO OF INCOME TO FIXED CHARGES

INCLUDING PREFERRED STOCK DIVIDENDS

(In millions of dollars)

	YEAR ENDED DECEMBER 31,					SIX MONTHS ENDED JUNE 30,
	2002 (2)	2001 (2)	2000 (1)(2)	1999 (1)(2)	1998 (1)(2)	2003	2002 (2)

EXCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
INTEREST EXPENSE (OTHER THAN INTEREST ON DEPOSITS)	$12,659	$20,090	$23,072	$17,687	$18,971	$5,707	$6,256
INTEREST FACTOR IN RENT EXPENSE	451	444	416	292	417	232	212
DIVIDENDS-PREFERRED STOCK	126	168	180	232	332	61	57

TOTAL FIXED CHARGES	$13,236	$20,702	$23,668	$18,211	$19,720	$6,000	$6,525

INCOME:
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$20,537	$20,519	$19,297	$16,247	$9,271	$12,356	$11,244
FIXED CHARGES (EXCLUDING PREFERRED STOCK DIVIDENDS)	13,110	20,534	23,488	17,979	19,388	5,939	6,468

TOTAL INCOME	$33,647	$41,053	$42,785	$34,226	$28,659	$18,295	$17,712

RATIO OF INCOME TO FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS	2.54	1.98	1.81	1.88	1.45	3.05	2.71

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
INTEREST EXPENSE	$21,248	$31,793	$36,459	$28,498	$30,531	$9,149	$10,464
INTEREST FACTOR IN RENT EXPENSE	451	444	416	292	417	232	212
DIVIDENDS-PREFERRED STOCK	126	168	180	232	332	61	57

TOTAL FIXED CHARGES	$21,825	$32,405	$37,055	$29,022	$31,280	$9,442	$10,733

INCOME:
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$20,537	$20,519	$19,297	$16,247	$9,271	$12,356	$11,244
FIXED CHARGES (EXCLUDING PREFERRED STOCK DIVIDENDS)	21,699	32,237	36,875	28,790	30,948	9,381	10,676

TOTAL INCOME	$42,236	$52,756	$56,172	$45,037	$40,219	$21,737	$21,920

RATIO OF INCOME TO FIXED CHARGES INCLUDING INTEREST ON DEPOSITS	1.94	1.63	1.52	1.55	1.29	2.30	2.04

(1)          On Nov 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.

(2)          On Aug 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirect wholly-owned subsidiary of Citigroup on Dec 31, 2001).  Following the distribution, Citigroup began reporting TPC separately as discontinued operations in the Company’s Consolidated Statement of Income.  The calculation of the ratio of income to fixed charges excludes discontinued operations.  Prior periods have been restated on a comparable basis.